Exhibit 10.3

EXECUTION COPY

International Paper Company 6775 Lenox Center Court, Suite 4037 Memphis, TN 38115-4428

October 30, 2006

TimberStar Southwest Parent LLC

c/o iStar Financial Inc.

1114 Avenue of the Americas, 27th floor

New York, NY 10036

First Amendment to Purchase Agreement

We refer to the Purchase Agreement, dated as of April 4, 2006 (the “Purchase Agreement”), among TimberStar Southwest Parent LLC, TimberStar Southwest LLC, International Paper Company and the other selling parties listed on Schedule A thereto (the “Selling Parties”). Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Purchase Agreement.

This letter agreement (this “Agreement”) is to confirm that, pursuant to Section 14.1(b) of the Purchase Agreement, Seller has elected to exercise both of its extensions and extend the termination date by a total of 120 days. This Agreement further confirms our agreement that:

(a) Section 1.1(h)(i) of the Purchase Agreement is amended by replacing such Section 1.1(h)(i) in its entirety with the following text:

“Lying Timber. All timber that has been harvested by the Selling Parties from the Timberlands for their own use or for sale to third parties whether lying on the Timberlands, or lying on vehicles on or off the Timberlands, provided the timber has not crossed the scales at a receiving mill or other facility as of the Effective Time (“Lying Timber”).”

(b) Section 2.3(a)(i) of the Purchase Agreement is amended by replacing the first two lines of such Section 2.3(a)(i) with the following text:

“No later than January 5, 2007, Seller shall provide to Buyer Parent a harvest report (the “Harvest Statement”) certifying the volume, by”

(c) Section 3.1 of the Purchase Agreement is amended by replacing such Section 3.1 in its entirety with the following text:

“The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place, subject to the satisfaction, or waiver by the Party or Parties entitled to the benefit thereof, of the conditions set forth in Article XII, at a place designated by Seller, at 12:00 p.m., New York City time, on October 30, 2006 (the “Closing Date”). The effective time of the Closing shall be deemed to be 11:59 p.m., New York City time, on the Closing Date (the “Effective Time”). Except as specifically provided herein, time is of the essence for this Agreement for all purposes.”

(d) Section 9.1(b) of the Purchase Agreement is amended by replacing such Section 9.1(b) in its entirety with the following text:

“The Selling Parties and Buying Parties mutually agree that no necessary filings are required to be made pursuant to the HSR Act.”

(e) Section 10.9 of the Purchase Agreement is amended by inserting the following at the end of Section 10.9(c):

“Notwithstanding any provision contained herein to the contrary, it is agreed that in no event shall Buyer Parent or any transferee of Buyer Parent have any obligation, as a guarantor, surety or otherwise, to pay or perform any of the obligations of Buyer under the Timber Notes or the limited liability company agreement of Buyer.”

(f) Section 10.10 of the Purchase Agreement is amended by inserting the following at the end of Section 10.10:

“The Seller and the Other Selling Parties and their respective affiliates have not made and shall not make any elections to have any of the Timber Entities treated as corporations for federal, state or local income tax purposes.”

(g) Any reference in the Purchase Agreement to Section 13.5(d) of the Seller’s Disclosure Letter shall be deemed to refer instead to the schedule attached as Exhibit A of this Agreement.

(h) Section 16.1 of the Purchase Agreement is amended by (i) replacing the definitions of “Harvest Range” and “Merchantable Timber Category” and “Weighted Average Price” in their entirety with the definition set forth below and (ii) adding cross-references to the definitions of Lying Timber and Effective Time as set forth below:

“Harvest Range” means the permitted volume of timber set forth on the 2006 Harvest Plan attached as Exhibit L that the Selling Parties shall be permitted to remove from the Timberlands during the Timber Adjustment Period by FMA and Merchantable Timber Category.”

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“Merchantable Timber Category” means a category of merchantable timber identified by type and FMA and further divided into Installment Note Timberlands or Cash Timberlands as described on Exhibit L.

“Weighted Average Price” shall mean the weighted average price calculated in accordance with Section 5 of the Pulpwood Fiber Supply Agreement and adjusted to the net stumpage value.

“Lying Timber” has the meaning specified in Section 1.1(h)(i).

“Effective Time” has the meaning specified in Section 3.1.

(i) The recitals of the form of Pulpwood Supply Agreement, attached as Exhibit F-1 to the Purchase Agreement (the “Pulpwood Supply Agreement Form”), is amended so that the first “WHEREAS” clause reads in its entirety as follows;

“WHEREAS: BUYER is desirous of acquiring, and SELLER is desirous of providing, Pulpwood (as defined herein) and biomass from the timberlands described in Exhibit A (the “Timberlands”), to service for a period of years paper mills located at the locations set forth in Exhibit A – Annex 1 (the “Mills”) and such other facilities or locations as BUYER may from time to time designate in accordance herewith;”

(j) Section 1 of the form of Pulpwood Supply Agreement, attached as Exhibit F-1 to the Purchase Agreement (the “Pulpwood Supply Agreement Form”), is amended by adding the following at the end of the definition of “Delivery Point”:

“provided, however, that BUYER shall not designate a Delivery Point other than a facility, yard or location owned or leased by BUYER, or supplied by BUYER under a supply arrangement pre-existing as of the date of this Agreement, unless the delivery of Wood to such other Delivery Point is reasonably related to BUYER’S procurement activities for facilities owned, leased or supplied by BUYER.”

(k) Section 1 of the Pulpwood Supply Agreement Form is amended by replacing the definition of “Pulpwood” in its entirely with the following definition:

“‘Pulpwood’ means roundwood, including juvenile wood associated with thinnings, intended to be chipped, shredded, flaked, ground, or otherwise converted to make pulp, paper, or composite panel products.”

(l) Section 4 of the Pulpwood Supply Agreement Form is amended to add the following after the third sentence thereof:

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“BUYER shall not modify the specifications to set higher standards for SELLER than for any other suppliers of comparable products in comparable volume to the applicable Delivery Points.”

(m) Section 5(c) of the Pulpwood Supply Agreement Form is amended so that the last sentence thereof shall read in its entirety as follows:

“In the event the delivery destination is not a Mill, but is instead another facility or location as BUYER may designate from time to time in accordance herewith, then pricing for the Zone closest to the shipping zone that meets the minimum threshold shall be used and adjusted for freight according to the Freight Adjustment Table set out in Schedule 5.”

(n) Section 6(a) of the Pulpwood Supply Agreement Form is amended by replacing the schedule at the end thereof with the following:

“Nacogdoches

January – March	23%
April – June	25%
July – September	27%
October – December	25%

Texarkana

January – March	26%
April – June	25%
July – September	25%
October – December	24%]

West Louisiana

January – March	22%
April – June	26%
July – September	28%
October – December	24%”

(o) Section 9(c) of the Pulpwood Supply Agreement Form is amended so that clause (ii) of the first sentence thereof shall read in its entirety as follows:

“(ii) transfer all of its rights and obligations under this Agreement relative to the Wood Reduction, together with the ownership of a Mill, provided such transferee (“New Buyer”) (x) has the financial and operational resources and capacity to

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meet the obligations of BUYER hereunder and (y) assumes in writing all of BUYER’S duties and obligations hereunder arising after such transfer.”

(p) Section 1 of the form of Log Supply Agreement, attached as Exhibit F-2 to the Purchase Agreement (the “Log Supply Agreement Form”) is amended by replacing the definition of “Master Harvest Plan” in its entirety with the following definition:

“Master Harvest Plan” means the harvest plans for the Timberlands set out in Schedule 1, which harvest plans shall set forth the target volumes of Logs to be harvested by Seller on the Timberlands during the Term.

(q) Section 3(b) of the Log Supply Agreement Form is amended so that the third sentence thereof shall read in its entirety as follows:

“In no event shall the Annual Harvest Plan for each Harvest Year, or the actual amount made available for harvest in any given Harvest Year, be less than eighty percent (80%) of the Master Harvest Plan volumes set out in Schedule 1.”

(r) Section 3(b) of the Log Supply Agreement Form is amended so that sixth sentence thereof shall read in its entirety as follows:

“BUYER and SELLER shall continue to take turns designating Tracts for inclusion and exclusion as Obligated Tracts until the total Log volume on all Obligated Tracts designated by BUYER collectively equals (i) for the 2007 Harvest Year, not less than 30%, and not more than 60%, of the Annual Harvest Plan for such year (as determined by Buyer in its sole discretion), and (ii) for each Harvest Year after 2007, a percentage of the Annual Harvest Plan volume (as determined by Buyer in its sole discretion) that is within a range of 15 percentage points above or below the percentage of Annual Harvest Plan volume selected by Buyer in the previous Harvest Year, provided that the volume determined by Buyer shall be not less than 30%, and not more than 60%, of the Annual Harvest Plan for the current Harvest Year, and provided further that, in the event the Annual Harvest Plan for any Harvest Year described in (i) and (ii) above is greater that 120% of the Master Harvest Plan for such Harvest Year, the volume determined by Buyer shall be not less than 30%, and not more than 60%, of the amount equal to 120% of the Master Harvest Plan for such year instead of the Annual Harvest Plan for such year.”

(s) Section 9(c) of the Log Supply Agreement Form is amended so that clause (ii) of the first sentence thereof shall read in its entirety as follows:

“(ii) transfer all of its rights and obligations under this Agreement relative to the Logs Reduction, together with the ownership of a Mill, provided such transferee (“New Buyer”) (x) has the financial and operational resources and capacity to

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meet the obligations of BUYER hereunder and (y) assumes in writing all of BUYER’S duties and obligations hereunder arising after such transfer.”

(t) Exhibit K to the Purchase Agreement is hereby replaced in its entirety with the form of amended and restated Buyer LLC Agreement attached hereto as Exhibit B.

(u) Exhibit M attached to the Purchase Agreement is hereby replaced in its entirety with the form of Stumpage Agreement attached hereto as Exhibit C.

(v) The parties acknowledge and agree that certain of the Schedules and Exhibits to the Pulpwood Supply Agreement and the Log Support Agreement, including the Zone maps to be attached as Schedule 1(u) to the Pulpwood Supply Agreement, the Freight Adjustment Table to be attached as Schedule 5 to the Pulpwood Supply Agreement and the Master Harvest Plans to be attached as Schedule 1 to the Log Supply Agreements, have been amended by the parties in connection with the Closing and are in a form mutually acceptable to the parties.

(w) The parties acknowledge and agree that the provisions of the Purchase Agreement, as the same have been modified hereby, are in full force and effect and that, except as expressly set forth herein, the execution and delivery of this Agreement does not in any way constitute a modification, waiver or termination of any of the provisions of the Purchase Agreement.

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Please acknowledge your agreement with the foregoing by countersigning this letter agreement in the space provided below, whereupon it will be a binding agreement between us. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts will together constitute one instrument. Signatures sent by facsimile or scanned signatures sent by electronic mail shall be binding.

INTERNATIONAL PAPER COMPANY

By:	/s/ Jill Witter
Name:	Jill Witter
Title:	Assistant Secretary

Acknowledged and agreed as of the date first written above:

TIMBERSTAR SOUTHWEST PARENT LLC

By:	/s/ John Rasor
Name:	John Rasor
Title:	Managing Director

EXHIBIT A

Revised Section 13.5(d) of the Seller’s Disclosure Letter

This schedule has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this schedules will be furnished supplementally to the Securities and Exchange Commission upon request.

EXHIBIT B –FIRST AMENDMENT TO PURCHASE AGREEMENT

EXHIBIT K

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TIMBERSTAR SOUTHWEST LLC

This Amended and Restated Limited Liability Company Agreement (together with the schedules attached hereto, this “Agreement”) of TIMBERSTAR SOUTHWEST LLC (the “Company”), is entered into by TIMBERSTAR SOUTHWEST PARENT LLC, a Delaware limited liability company, as the sole equity member (the “Initial Member” and together with its successors and assigns that are admitted to the Company as a member, the “Member”), and Camilia M. Denny, as the Independent Manager (as defined on Schedule A hereto). Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A hereto.

As of March 30, 2006, the Company was formed as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time (the “Act”), and a Certificate of Formation was filed with the Secretary of State of the State of Delaware. The Member, as the sole initial equity member of the Company, entered into that certain Limited Liability Company Agreement of the Company, dated as of March 30, 2006 (the “Original Agreement”). The Member and the Independent Manager wish to amend and restate in its entirety the Original Agreement and enter into this Agreement. The Member and the Independent Manager hereby agree as follows:

Section 1. Name.

The name of the limited liability company formed hereby is TIMBERSTAR SOUTHWEST LLC, and its business shall be carried on in such name with such variations and changes as the board of managers of the Company (each member of which, a “Manager” and collectively, the “Managers” or the “Board of Managers”) shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.

Section 2. Principal Business Office.

The principal business office of the Company shall be located at c/o TimberStar Southwest Manager LLC, 8570 Business Park Drive, Shreveport, Louisiana 71105, or such other location as may hereafter be determined by the Board of Managers. The principal business office of the Company need not be in the State of Delaware. The Company may have such other offices as the Member may designate from time to time.

Section 3. Registered Office.

The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

Section 4. Registered Agent.

The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

Section 5. Members.

(a) The mailing address of the Member is set forth on Schedule B attached hereto. The Member was admitted to the Company as a member of the Company upon its execution of a counterpart signature page to this Agreement.

(b) Subject to Section 9(e) and Section 10, the Member may approve a matter or take any action at a meeting or without a meeting by the written consent of the Member pursuant to subparagraph (c) below. Meetings of the Member may be called at any time by the Member.

(c) Any action may be taken by the Member without a meeting if authorized by the written consent of the Member. In no instance where action is authorized by written consent of the Member will a meeting of the Member be called or notice be given. A copy of the action taken by written consent shall be filed with the records of the Company.

(d) Liability of the Member.

(i) Except as otherwise provided in the Act, all debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being the Member.

(ii) Except as otherwise expressly required by applicable law, the Member shall not have any liability in excess of the amount of its unpaid capital contribution to the Company and the amount of any distributions distributed to it in violation of this Agreement or applicable law.

(e) The Member shall not, in its capacity as a Member, take part in the management or control of the business of the Company, transact any business in the name of the Company, have the power or authority to bind the Company or to sign any agreement or document in the name of the Company, or have any power or authority with respect to the Company except as expressly provided in this Agreement.

(f) Except as provided in Sections 24 and 25, new Members shall not be admitted to the Company.

(g) Upon the occurrence of any event that causes the Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by the Member of all of its limited liability company interest in the Company and the prior or simultaneous admission of the transferee pursuant to Section 24, or (ii) the resignation of the Member and the prior or simultaneous admission of an additional member of the Company pursuant to Section 25), each Person acting as an Independent Manager pursuant to Section 14 shall, without any action of any Person and simultaneously with the Member ceasing to be a member of the Company, automatically be admitted to the Company as a Special Member and shall continue the Company without dissolution. No Special Member may resign from the Company or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to the Company as Special Member by executing a counterpart to this Agreement, and (ii) such successor has also accepted its appointment as Independent Manager pursuant to Section 14; provided, however, each Special Member shall automatically cease to be a member of the Company upon the admission to the Company of a substitute Member. Each Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets. Pursuant to Section 18-301 of the Act, a Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company. A Special Member, in its capacity as Special Member, may not bind the Company. Except as required by any mandatory provision of the Act, each Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company. In order to implement the admission to the Company of each Special Member, each Person acting as an Independent Manager pursuant to Section 14 shall execute a counterpart to this Agreement. Prior to its admission to the Company as Special Member, each Person acting as an Independent Manager pursuant to Section 14 shall not be a member of the Company.

(h) Restrictions on Debt Financing.

(i)	The Member shall cause each Person that lends money to, or is lending money to another Person the repayment of which is guaranteed by, the Member to agree in writing for the benefit of the Company that neither it nor any Person acting on its behalf shall commence any case or proceeding against the Company under Title 11 of the United States Code, as now or hereafter in effect, or any other applicable federal or state bankruptcy, insolvency or similar law.

(ii)	The Member shall not enter into any debt financing or other arrangement that imposes financial or other obligations on the Company or that obligates the Company to take any action that violates, or would, at the time that such financing or other arrangement is entered into, reasonably be expected to result in a violation of, the terms of this Agreement, the Purchase Agreement, the Timber Note, the LOC or the Basic Documents.

Section 6. Certificates.

Suzanne M. Hoffman is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware on March 30, 2006. Such filing is hereby ratified and approved. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, the aforementioned Person’s powers as an “authorized person” ceased and the Member thereupon became the designated “authorized person” and the Member shall continue as the designated “authorized person” within the meaning of the Act. The Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business.

The actions of Suzanne M. Hoffman in the execution, delivery and filing of the Certificate of Formation of the Company are hereby ratified and confirmed.

The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

Section 7. Purpose.

(a) The purpose to be conducted or promoted by the Company is to engage in the following activities:

(i) acquiring, owning and disposing of the outstanding limited liability company and/or partnership interests, as the case may be, in the Timber Entities; provided, however, that all references in this Agreement to limited liability company and/or partnership interests in the Timber Entities shall be deemed to include those interests, if any, (i) in limited partnerships that are directly or indirectly wholly owned by the Company and that are organized inter alia for the purpose of owning and/or operating the Timberlands, and (ii) those limited liability companies that are directly wholly owned by the Company and that are organized to serve as the general partners of the entities described in the foregoing clause;

(ii) acting and serving as, and exercising all of the authority of, a member or limited partner, as the case may be, of the Timber Entities;

(iii) entering into the Basic Documents and performing the obligations thereunder;

(iv) acquiring and owning the Time Deposit Accounts, cash and cash items;

(v) acquiring and owning the Member Note and the Transferee Member Note;

(vi) engaging in any lawful act or activity and exercising any powers permitted to limited liability companies formed under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes.

(b) The Company, in addition to and in furtherance of its rights pursuant to Section 9(a) to authorize one or more of the members of its Board of Managers or any other authorized officer or officers of the Company to perform such actions, is hereby authorized to execute, deliver and perform, or to cause an Affiliate of the Company to execute, deliver and perform, and each member of the Board of Managers is hereby authorized to execute and deliver, or cause an Affiliate of the Company to execute and deliver, the Basic Documents and all documents,

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agreements, certificates, or financing statements contemplated thereby or related thereto, all without any further act, vote or approval of any other Person notwithstanding any other provision of this Agreement.

Section 8. Powers.

Subject to the limitations contained herein (including, without limitation, Section 9(e) and Section 10), the Company, and the Board of Managers on behalf of the Company, (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 7, and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act, together with any powers incidental thereto, including such powers and privileges as are necessary, appropriate or advisable by the Board of Managers in furtherance of the Company’s business. Subject to the limitations contained herein, the Company shall have the power to take any and all actions incidental and necessary or desirable to engage in the following activities:

(a) to enter into the Purchase Agreement, and to enter into and consummate the transactions and other agreements contemplated by the Purchase Agreement;

(b) to acquire, hold and dispose of the outstanding limited liability company and/or partnership interests, as the case may be, of the Timber Entities and to take such actions and engage in such activities as may be necessary or appropriate in connection therewith;

(c) to distribute to the Member (A) all cash distributions received by the Company directly or indirectly from the Timber Entities (the “Timber Entity Distributions”), and (B) all other available cash to the extent that such distributions of other available cash are not prohibited by applicable law, by this Agreement or by the Basic Documents;

(d) to execute and deliver the Timber Note;

(e) to obtain the LOC and to enter into any agreements and to execute such other documents as may be necessary or desirable in connection therewith, including, without limitation, the LOC Reimbursement Agreement, the Time Deposit Accounts Pledge, and any agreement to pledge the assets of the Company (including without limitation funds held by the Paying Agent pending disbursement to Seller on the Timber Note) as security for the Company’s obligations to reimburse the LOC Provider(s);

(f) to apply certain amounts of cash available to it to purchase one or more time deposit accounts, certificates of deposits, collateral notes or similar instruments (each, a “Time Deposit Account”) from the LOC Provider or an Affiliate of the LOC Provider, to enter into one or more agreements in connection with the purchase of such Time Deposit Accounts and to enter into and consummate the transactions and agreements contemplated thereby;

(g) to enter into the Paying Agency Agreement, and to enter into and consummate the transactions and agreements contemplated thereby, including, without limitation, directing the LOC Provider to pay interest and principal on the Time Deposit Accounts to the Paying Agent for disbursement in accordance with Article III of the Paying Agency Agreement;

(h) in connection with the Paying Agency Agreement, to direct the Paying Agent to pay interest and principal on the Timber Note to Seller in accordance with Section 3.1 of the Paying Agency Agreement;

(i) to invest the excess of (A) the amount contributed to the Company by the Initial Member in cash, over (B) to the extent there is no duplication, the sum of (i) the amount paid to the LOC Provider as consideration for the Time Deposit Accounts, and (ii) the amount paid to the counterparty under any interest rate hedge agreement (such excess, if any, the “Excess Capital”) in obligations of the United States government or other high-quality securities that, so long as the Company is directly or indirectly owned by the Initial Member or any Person that has elected to be treated as a “real estate investment trust” under the Code, qualify as Government Securities or cash items for purposes of Section 856 of the Internal Revenue Code of 1986, as amended, and to hold the Member Note and the Transferee Member Note;

(j) to Transfer the limited liability company and/or partnership interests, as the case may be, of the Timber Entities to an unrelated third party at any time on or after the date hereof, to Transfer the limited liability company and/or partnership interests of the Timber Entities to a related party (including the Member) at any time after the one year anniversary of the date hereof, or to consummate any other Timber Entity Ownership Interest Transfer hereunder;

(k) to enter into the Interest Rate Protection Agreement in respect of interest payable on the Timber Note, as more fully described in the Paying Agency Agreement, and to enter into and consummate the transactions and agreements contemplated thereby, together with any amendments, supplements or restatements of, or replacements for, any of the foregoing;

(l) to pay the organizational, start-up and routine transactional and maintenance expenses of the Company, including the creation, assumption or incurrence of obligations to pay service providers to the Company and other ordinary course expenses of maintaining its existence and carrying out its various purposes under this Agreement, not evidenced by a promissory note and subject to Section 8 of this Agreement, incurred in the ordinary course of business which does not exceed, at any time, a maximum aggregate amount equal to $100,000 (such amount not to include, for purposes of applying the limitation in this Section 8(l), any costs, expenses, fees or other amounts payable by the Company pursuant to or in connection with the Timber Note or any of the transactions contemplated by the Purchase Agreement, including, without limitation, pursuant to and in connection with any interest rate protection or swap arrangements, letters of credit, letter of credit reimbursement agreements or paying agency arrangements entered into in connection therewith, it being agreed that such amount shall automatically increase by 15% of the amount of the limitation then in effect upon each fifth (5th) anniversary of the effective date of this Agreement), and provided that, when incurred, such debt is anticipated to be paid within sixty (60) days of the date invoiced to the Company (other than amounts being disputed in good faith);

(m) to enter into and perform its obligations under this Agreement, each document referred to in items (a) through (m) above and any other supplemental or related document or instrument; and

(n) to engage in any other lawful activities which are necessary to accomplish the foregoing or are incidental thereto or necessary in connection therewith; provided, however, that after the payment in full of the Timber Note at its final maturity and the satisfaction of all obligations pursuant to the LOC and the LOC Reimbursement Agreement (collectively, a “Timber Note Payment Event”), the Company may engage or participate in any other lawful business activity permitted under the Act, and this Agreement, including without limitation Section 7, shall be thereupon deemed amended to permit all such activities.

Section 9. Management.

(a) The management of the Company is fully vested in its Board of Managers, which shall, in accordance with Section 9(e), consist of up to five (5) “managers”, which shall include, as long as any Obligation is outstanding, an Independent Manager, and, except as provided in this Section 9, the Company shall not have any other “managers”, as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of, and the daily business and affairs of the Company shall be managed under the direction of, the Board of Managers, which, subject to Section 10(d), shall make all decisions and take all actions for the Company. Subject to Sections 9(e), 10(c) and 26(f), actions taken by the Board of Managers shall be approved by not less than a majority of the members present and voting. In managing the business and affairs of the Company and exercising its powers, the Board of Managers may, in addition to those actions contemplated pursuant to Section 9(c), act through resolutions adopted by written consents. Decisions or actions taken by the Board of Managers in accordance with this Agreement shall constitute decisions or actions by the Company and shall be binding on the Company. Except as otherwise provided herein, the vote of the Independent Manager shall not be required for any action to be taken by the Board of Managers of the Company, and, except in connection with any Material Action or other action expressly requiring the affirmative vote of the Independent Manager hereunder, the Independent Manager shall not be required to (i) receive notice of meetings or special meetings; (ii) attend or waive attendance at any meetings or special meetings; (iii) be considered in determining quorums or voting majorities for any meetings or special meetings; (iv) be involved or considered in any action taken by written consent in lieu of a meeting or special meeting; or (v) be otherwise involved or considered in the management of the Company by the Board of Managers. The Board of Managers may authorize any one or more of its members or any other authorized officer or officers of the Company to execute documents approved by the Board of Managers on behalf of the Company. The Managers are “managers” of the Company within the meaning of the Act.

(b) The Board of Managers shall mean the Board of Managers initially appointed by this Agreement and any replacement members of the Board of Managers that are appointed in accordance with Section 9(e) or, in the event that Section 9(e) does not apply due to the transfer of all Founding Members’ Units (as more particularly described in such Section 9(e)) or for any other reason, by (i) the vote of 50% or more of the then existing Board of Managers or (ii) the Member, with the Member having priority in the event that there is a conflict with the Board of Managers in the appointment of a replacement member of the Board of Managers. Each member of the Board of Managers so appointed shall serve until such Manager shall resign, be removed, be disqualified to serve, or until such Manager’s successor shall have been appointed and qualified. Subject to Section 9(e), the Member shall also have the power to remove any member of the Board of Managers, provided that, for so long as any Obligation is outstanding, the Board of Managers shall always contain not less than one Independent Manager. Subject to Section 14, members of the Board of Managers may resign upon giving sixty (60) days written notice to the Member.

(c) Meetings and Quorum.

(i) The meetings of the Board of Managers shall be held at the offices of the Member, unless some other place is designated in the notice of the meeting. Meetings of the Board of Managers shall be held at such times and with such frequency as is otherwise determined by the Board of Managers. Accurate minutes of any meeting of the Board of Managers shall be maintained by a Manager designated by the Board of Managers for such purpose.

(ii) Special meetings of the Board of Managers for any purpose may be called at any time by any member of the Board of Managers. At least three (3) business days’ notice of the time and place of a special meeting of the Board of Managers shall be delivered personally to the members of the Board of Managers at their last known business addresses as shown on the records of the Company or personally communicated to them by a member of the Board of Managers by telephone, electronic mail, facsimile or hand delivery. Such electronic mailing, telephoning, faxing or hand delivery shall be considered due, legal and personal notice to such member of the Board of Managers.

(iii) Subject to Sections 10(c) and 26(f), the transactions carried out at any special meeting of the Board of Managers, however called and noticed or wherever held, shall be as valid as though agreed to at a meeting regularly called and noticed if: (i) all members of the Board of Managers are present at the meeting or (ii) a majority of the members of the Board of Managers are present and if, either before or after the meeting, those not present signed a waiver of notice of such meeting, a consent to holding the meeting or an approval of the minutes thereof, which waiver, consent or approval shall be filed with the other records of the Company or made a part of the minutes of the meeting.

(iv) Any action required or permitted to be taken by the Board of Managers may be taken without a meeting and will have the same force and effect as if taken by a vote of the Board of Managers at a meeting properly called and noticed, if authorized by the written consent of such number of the members of the Board of Managers as would be required to approve such action at a meeting of the Board of Managers. In no instance where action is authorized by written consent need a meeting of the Board of Managers be called or noticed. A copy of the action taken by written consent shall be filed with the records of the Company. The written consent may be executed in one or more counterparts and by facsimile, and each such consent so executed shall be deemed an original.

(v) A majority of incumbent members of the Board of Managers present in person or by proxy shall be necessary to constitute a quorum for the transaction of business at any meeting of the Board of Managers. Except as otherwise provided in this Agreement or by the Act, the action of a majority of the members of the Board of Managers present in person or by proxy at any meeting at which there is a quorum, when duly assembled, is valid. Subject to Sections 9(e), 10(c) and 26(f), a meeting at which a quorum is initially present may continue to transact business, notwithstanding the withdrawal of any of the members of the Board of Managers, if any action taken is approved by a majority of the required quorum for such meeting.

(vi) Members of the Board of Managers may participate in a meeting of the Board of Managers by means of a telephone conference call or similar method of communication so long as all Persons participating in the meeting can hear one another. Participation in a telephonic meeting of the Board of Managers constitutes presence in person at the meeting.

(d) To the fullest extent permitted by law, including, without limitation Section 18-1101(c) of the Act, the Board of Managers shall consider only the interests of the Company and its creditors. Except as provided in the preceding sentence, in exercising its rights and performing its duties under this Agreement, each member of the Board of Managers shall have a fiduciary duty of loyalty and care similar to that of a director of a business corporation organized under the General Corporation Law of the State of Delaware. Any resignation or removal of a member of the Board of Managers may be accomplished in accordance with Section 9(b), and no appointment of a successor member shall be effective until the successor member shall have accepted his or her appointment by a written instrument.

(e) Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Member or the Board of Managers, except for decisions or actions that pursuant to the provisions of this Agreement or non-waivable provisions of applicable law require the approval of all of the Members and/or the Managers (including the Independent Manager, in those instances where its affirmative vote is required hereunder), the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Board of Managers. Subject to any increase in the number of members of the Board of Managers approved by the prior written consent of each of the Managers (excluding the Independent Manager), the Board of Managers of the Company shall consist, in addition to the Independent Manager, of the following four (4) individuals:

(i) One (1) individual selected by TimberStar Southwest Investor LLC (“TimberStar Investor”) and/or by any successor pursuant to a TimberStar Transaction described in the Amended and Restated Limited Liability Company Agreement of TimberStar Southwest Holdco LLC (as hereafter amended and modified, the “Holdco Operating Agreement”), and TimberStar Investor and/or such successor shall have the right to remove and replace such individual and to fill any vacancy left on the Board of Managers by such individual;

(ii) One (1) individual selected by MSD Timber Investments, LLC (“MSD”); MSD shall have the right to remove and replace such individual and to fill any vacancy left on the Board of Managers by such individual;

(iii) One (1) individual selected jointly by Perry Commitment Fund, LP and Perry Partners, L.P. (together, “Perry”); Perry shall have the right to remove and replace such individual and to fill any vacancy left on the Board of Managers by such individual;

(iv) One (1) individual selected jointly by York Capital Management, L.P. and York Select, L.P. (together, “York”); York shall have the right to remove and replace such individual and to fill any vacancy left on the Board of Managers by such individual.

Notwithstanding the foregoing, if any of TimberStar Investor, MSD, Perry or York (each, a “Founding Member”) transfers all of its Units (as such term is defined in the Holdco Operating Agreement) in TimberStar Southwest Holdco LLC (“Holdco”) (other than in accordance with Section 10.2(a)(i) of the Holdco Operating Agreement), whether in one transaction or in a series of transactions, such Founding Member and its transferees shall cease to have its and/or their right to designate, remove and replace a member of the Board of Managers pursuant to this Section, and the Board of Managers shall be reduced in size to reflect the foregoing.

Except as otherwise set forth herein, the Board of Managers, acting by Board Majority (as hereinafter defined), may make all decisions and take all actions for the Company in accordance with this Agreement. Notwithstanding the preceding sentence, but subject to Section 10, in connection with any Major Decision of the Company that would also constitute a “Major Decision” of Holdco pursuant to Section 6.10 of the Holdco Operating Agreement (but only to the extent that such Major Decision of the Company would implicate the provisions of Section 6.10 of the Holdco Operating Agreement and make such provisions applicable to the Company as a “Subsidiary” of Holdco), the unanimous vote of each member of the Board of Managers of the Company (excluding the Independent Manager, unless the vote or consent of such party is otherwise required pursuant to this Agreement) shall be required and, to the fullest extent permitted by law, each member of the Board of Managers shall consider the interests of the creditors of the Company in connection with the vote on such Major Decision. Notwithstanding the foregoing, the Board of Managers of the Company shall at all times act for the Company only and shall be independent of the Operating Board of Holdco. The Board of Managers of the Company shall take such actions as are necessary in order to insure that the independence of the Board of Managers is reasonably demonstrated and preserved. For the purposes of this Section 9(e), a “Board Majority” shall mean, with respect to the Company, the affirmative vote of a majority of the number of Managers that constitute the full Board of Managers, excluding the Independent Manager (unless the vote or consent of such party is otherwise required pursuant to this Agreement), on the assumption that all seats of the Board of Managers, excluding the seat of the Independent Manager, are filled (whether or not such seats are in fact filled).

(f) The Company acknowledges that iStar Financial Inc., a Maryland corporation (together with its successors, “iStar”), which indirectly owns and controls the majority of the limited liability company interests in TimberStar Investor, is a “real estate investment trust” or “REIT” under the Internal Revenue Code of 1986, as amended (the “Code”), and that the Company shall acquire, operate, manage and dispose of the Company’s assets so that all but an immaterial amount of iStar’s share of the gross revenues and net income of the Company constitutes qualifying income for REIT purposes for so long as iStar directly or indirectly holds an interest in the Member. To this end, the Company shall not hold, directly or indirectly (other than through a “taxable REIT subsidiary” as defined in Section 856(1) of the Code), any stock in trade or other property of a kind that would properly be includable in inventory at hand at the close of a taxable year or property held primarily for sale to customers in the ordinary course of a trade or business, unless the disposition of such property is expected to result in the direct or indirect allocation to iStar of no more than de minimus income. The Company shall not acquire any assets prohibited for REITs (or, if it is a “taxable REIT subsidiary,” any assets prohibited for “taxable REIT subsidiaries”) while iStar directly or indirectly holds an interest in the Member. While iStar directly or indirectly holds an interest in the Member, the Company shall take all necessary action to insure that, if it is treated as an “association taxable as a corporation” under the Code, it is a “taxable REIT subsidiary” with respect to iStar.

Section 10. Limitations on the Company’s Activities.

(a) This Section 10 is being adopted in order to comply with certain provisions required in order to qualify the Company as a “special purpose” entity. Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Company shall not:

(i) transfer the limited liability company and/or partnership interests, as the case may be, of any Timber Entity except as permitted by Section 8(j); or

(ii) except as provided in that certain Master Stumpage Agreement, dated the date hereof, between the Timber Entities and, inter alia, as the case may be, TimberStar Texarkana TRS LP, TimberStar Louisiana TRS LP, and TimberStar Nacogdoches TRS LP, cause or permit any Timber Entity to distribute, transfer or otherwise dispose of any of its interest in the Timberlands to the Member (or any Person related to the Member), or commit to do so, until after the one year anniversary of the date hereof.

(b) The Member shall not, so long as any Obligation is outstanding, amend, alter, change or repeal the definitions of “Independent Manager” or “Special Member” or Sections 5(g) 7, 8, 9, 10, 11, 12, 13, 14, 19, 23, 24, 25, 26, 27, 28, 33 or Schedule A of this Agreement without the written consent of the Independent Manager unless the Approval Condition is satisfied. Subject to this Section 10, the Member reserves the right to amend, alter, change or repeal any provisions contained in this Agreement in accordance with Section 33.

(c) Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Member, any Manager or any other Person, so long as any Obligation is outstanding, the Company shall not take, nor shall the Member, any Manager, or any other Person be authorized or empowered on behalf of the Company to take, any Material Action without the prior unanimous written consent of the Board of Managers, including the Independent Manager; provided, however, that for so long as any Obligation is outstanding, the Board of Managers may not authorize the taking of any such Material Action unless there is at least one Independent Manager then serving in such capacity.

(d) The Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises. So long as any Obligation is outstanding, the Company shall at all times:

(i) maintain its own separate books, accounting records, bank accounts, and other entity documents and records separate from those of the Member or any Affiliate thereof;

(ii) at all times hold itself out to the public as a legal entity separate from the Member, any Affiliate thereof or any other Person, and not as a department or division of any Person, it being understood that, as contemplated by Section 21 hereof, the Company may be disregarded as an entity separate from its Member for federal, state and/or local income tax purposes;

(iii) file its own tax returns, if any, as may be required under applicable law, and pay any taxes so required to be paid under applicable law;

(iv) not commingle its assets with assets of the Member, any Affiliate thereof or any other Person and not hold itself out as being liable for the debts of another;

(v) conduct its business in its own name and through its own authorized officers and agents and strictly comply with all organizational formalities necessary to maintain its existence;

(vi) maintain and provide when requested separate financial statements, (which may be unaudited), showing its assets and liabilities separate and apart from those of any other Person, and not to have its assets listed on the financial statement of any other Person; provided however that the Company may report its financial statements on a consolidated basis with one or more Affiliates as may be required or permitted by generally accepted accounting principles (provided that any such consolidated financial statements shall contain appropriate footnote(s) indicating that such party and its affiliates are separate legal entities and maintain records, books of account and bank accounts separate from each other, except as otherwise contemplated by this Agreement and the Loan Documents);

(vii) separately manage its liabilities from those of the Member or any Affiliate thereof and pay its own liabilities, obligations and indebtedness of any kind, including all administrative expenses, from its own separate assets, provided that the Initial Member or any Affiliate thereof may pay certain of the organizational costs of the Company, and the Company shall reimburse the Member or any such Affiliate thereof for its fairly allocable portion of shared expenses paid by the Member or such Affiliate thereof;

(viii) except for capital contributions and distributions, maintain an arm’s length relationship with its Affiliates and enter into transactions with Affiliates only on a commercially reasonable basis;

(ix) pay the salaries of its own employees, if any, from its own assets;

(x) not hold out its credit or assets as being available to satisfy the obligations of others;

(xi) allocate fairly and reasonably any overhead for shared office space;

(xii) use separate stationery, invoices and checks bearing its own name;

(xiii) except as contemplated by the Basic Documents, not pledge its assets for the benefit of any other Person, or create, incur or permit to exist any lien on its assets (including, without limitation, the limited liability company and/or partnership interests, as the case may be, of the Timber Entities while owned by the Company), or enter into any guarantees or otherwise become liable for the obligations of any other Person;

(xiv) correct any known misunderstanding regarding its separate identity;

(xv) refrain from engaging in any business activities without having adequate capital in light of its contemplated business purpose, operations, transactions and liabilities, provided that the foregoing shall not require the Member to make any capital contribution to the Company in excess of the capital contributions made on the date hereof as described in Section 16;

(xvi) not acquire any securities of its Member; provided however that the Company may hold the Member Note and the Transferee Member Note;

(xvii) maintain at least one Independent Manager in accordance with Section 14;

(xviii) not cause or permit any provision of the Paying Agency Agreement or, for so long as the Company owns the limited liability company and/or partnership interests of any Timber Entity, the organizational or governing document of such Timber Entity to be amended, modified, waived or terminated without the prior written consent of Seller, provided that Seller shall not unreasonably withhold or delay its consent to an amendment, modification, waiver or termination of any provision of the organizational or governing document of such Timber Entity other than those covenants relating to separateness and bankruptcy remoteness set forth in Section 9(j)(iv) of the limited liability company operating agreement and in Section 9(c)(iv) of the limited partnership agreement, as the case may be, of each Timber Entity;

(xix) for so long as the Company owns the limited liability company and/or partnership interests, as the case may be, of any Timber Entity, not cause or permit such Timber Entity to make any distribution to the Company other than in the form of cash or, subject to Section 8(j), equity interests in other Timber Entities; and

(xx) have a Board of Managers separate from that of the Member and any other Person and cause the Board of Managers to observe all other limited liability company formalities, including maintenance of current minute books.

(e) The Company shall not assume the liabilities of the Member or any Affiliate thereof and shall not guarantee the liabilities of the Member or any Affiliate thereof.

Failure of the Company, or the Member or the Board of Managers on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Member or the Managers.

(f) So long as any Obligation is outstanding, the Company shall not:

(i) except as contemplated by the Basic Documents, guarantee any obligation of any Person, including any Affiliate;

(ii) engage, directly or indirectly, in any business other than the actions required or permitted to be performed under Section 7, the Basic Documents or this Section 10;

(iii) incur, create or assume any indebtedness other than (i) the loan evidenced by the Timber Note, (ii) the Company’s obligations under the LOC Reimbursement Agreement, (iii) the Company’s obligations under the Paying Agency Agreement, (iv) filing, accounting, or attorneys’ fees, (v) the Company’s obligations under the Interest Rate Protection Agreement, (vi) liabilities for federal, state and local taxes and other governmental fees and assessments, or (vii) such other indebtedness as may be expressly permitted under the Basic Documents;

(iv) except in connection with the Time Deposit Accounts, the Member Note and the Transferee Member Note, make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person (other than limited liability company and/or partnership interests, as the case may be, in the Timber Entities), except that the Company may invest in those investments permitted under the Basic Documents and may make any advance required or expressly permitted to be made pursuant to any provisions of the Basic Documents and permit the same to remain outstanding in accordance with such provisions;

(v) engage in any dissolution, liquidation, consolidation, merger, asset sale or transfer of ownership interests other than (1) a Timber Entity Ownership Interest Transfer permitted under Section 8(j), and (2) such other activities as are expressly permitted pursuant to any provision of the Basic Documents; provided, however, that the foregoing prohibition shall not apply with respect to any dissolution arising or occurring pursuant to Section 18-802 of the Act or otherwise required to occur pursuant to any applicable law; or

(vi) except for the Timber Entities and as otherwise contemplated or permitted by the Basic Documents, form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other).

Section 11. Continuation. Subject to the provisions of Section 26 hereof, the Company shall have perpetual existence.

Section 12. Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) for financial statement and accounting purposes shall end on the 31st day of December in each year.

Section 13. Title to Company Property. Title to all assets owned by the Company, whether tangible or intangible, shall be held by the Company as an entity and no Member, individually, shall have any direct ownership of any such asset. The Company may hold any of its assets in its own name or in the name of a nominee, which nominee may be one or more individuals, corporations, trusts or other entities.

Section 14. Independent Manager(s). As long as any Obligation is outstanding, the Member shall cause the Company at all times to have at least one Independent Manager who will be appointed by the Member. To the fullest extent permitted by law, including Section 18-1101(c) of the Act, the Independent Manager(s) shall consider only the interests of the Company, and its creditors, in acting or voting with respect to any matter under this Agreement, including the matters referred to in Sections 10(b) and 10(c). No resignation or removal of an Independent Manager, and no appointment of a successor Independent Manager, shall be effective unless accomplished in accordance with Section 9(b) and unless such successor Independent Manager shall have first executed a counterpart to this Agreement as required pursuant to Section 5(g). In the event of a vacancy in the position of Independent Manager, the Member shall, promptly appoint a successor Independent Manager. All right, power and authority of the Independent Manager(s) shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement and the Independent Manager(s) shall have no authority to bind the Company. No Independent Manager shall at any time serve as trustee in bankruptcy for any Affiliate of the Company.

Section 15. Limited Liability.

Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Member nor the Special Member nor any Independent Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, Special Member or Independent Manager of the Company.

Section 16. Capital Contributions.

On the date hereof, the Member has contributed to the capital of the Company (i) cash in the amount of $810,246,428.48, and (ii) a promissory note of the Member, a copy of which is attached hereto, in the amount of $15,949,398.20 (the “Member Note”), each as listed on Schedule B attached hereto. In addition, the Member is deemed to have contributed cash to the Company in an amount sufficient to fund the purchase of any Cash Assets (as defined in the Purchase Agreement) held by the Timber Entities acquired by the Company. The Member hereby represents and warrants to the Company that it has a net worth at least equal to the Required Net Worth and, for so long as the Member holds its interest in the Company, the Member shall maintain the Required Net Worth and shall deliver to the Company or Seller such information as the Company or Seller may reasonably request from time to time to verify such net worth. Upon any Transfer of its interest in the Company, the Member Note shall be distributed to the Member if so requested by the Member, but only if such transferee executes and delivers to the Company (i) a promissory note, in form substantially identical to the Member Note and in an identical principal amount and bearing a market rate of interest (together with any such note of any subsequent transferee, the “Transferee Member Note”) (the principal amount of which may be reduced by the amount of any cash contributed by the Member or transferee to the Company in connection with such Transfer) and (ii) such information as is reasonably sufficient to verify that such transferee has a net worth at least equal to the Required Net Worth (such determination to be approved by the Board of Managers) and such transferee agrees to maintain such Required Net Worth and provide information pursuant to this Section 16 as if such transferee were the Member. For purposes of this Agreement, (i) the “Required Net Worth” shall equal (A) 100% of the amount of the Member Note or Transferee Member Note if the Member (or transferee) owns the limited liability company and/or partnership interests, as the case may be, of the Timber Entities and (B) 110% of the amount of the Member Note or Transferee Member Note in all other cases, and (ii) the “net worth” of the Member (or any transferee) shall be determined without regard to the Member Note or Transferee Member Note, as the case may be, and without regard to the value of the Member’s (or such transferee’s) interest in the Company, except that, for so long as the Company owns the limited liability company and/or partnership interests, as the case may be, of the Timber Entities, the value of such Timber Entity limited liability company and/or partnership interests shall be taken into account. In lieu of distributing the Member Note upon a Transfer, the Member may elect to repay the outstanding principal of and accrued interest on the Member Note in cash. If such Member Note is repaid in cash in full prior to a Transfer, the transferee shall not be required to certify or maintain the Required Net Worth unless such transferee subsequently desires to cause the Company to make a loan to such transferee in an amount equal to the original principal amount of the Member Note. Such loan may only be made if such transferee executes and delivers (i) to the Company, the Transferee Member Note and (ii) to the Company and Seller, such information as is reasonably sufficient to verify that such transferee has a net worth at least equal to the Required Net Worth (such determination to be approved by the Board of Managers and Seller) and such transferee agrees to maintain such Required Net Worth and provide information pursuant to this Section 16 as if such transferee were the Member. For the avoidance of doubt, this Section 16 shall apply to all successive Transfers of interests in the Company and transferees thereof, it being understood that in connection with each such Transfer the transferring Member shall be required to comply with the obligations of the Member set forth herein, and the successor transferee shall be required to comply with the obligations of the transferee set forth herein. A capital account shall be maintained for the Member, to which contributions and profits shall be credited and against which distributions and losses shall be charged. Neither any Special Member, in accordance with Section 5(g), nor the Member, in accordance with Section 17, shall be required to make any further capital contributions to the Company.

Section 17. Additional Contributions.

The Member is not required to make any additional capital contribution to the Company. However, the Member may make additional capital contributions to the Company at any time upon the written consent of such Member. To the extent that the Member makes an additional capital contribution to the Company, the Member shall revise Schedule B of this Agreement. The provisions of this Agreement, including this Section 17, are intended to benefit the Member and the Special Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (other than a Covered Person) (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Member and the Special Member shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 18. Allocation of Profits and Losses.

The Company’s profits and losses shall be allocated to the Member.

Section 19. Distributions.

(a) Subject to the remainder of this Section 19 and the other provisions of this Agreement, distributions shall be made to the Member at the times and in the aggregate amounts determined by the Board of Managers including, without limitation, distributions of the Timber Entity Distributions to the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or any other applicable law or any Basic Document.

(b) The Company shall not make any distributions to the Member (other than (i) Timber Entity Distributions, (ii) distributions of amounts paid as interest on the Member Note, (iii) distributions of the Member Note in connection with the contribution of the Transferee Member Note as contemplated by Section 16, and (iv) distributions of the limited liability company and/or partnership interests, as the case may be, of the Timber Entities as permitted by Section 8(j)) unless, immediately after giving effect to such distributions, the amount by which (a) the fair market value of the Company’s assets (excluding, for this purpose, the value of each Timber Entity limited liability company and/or partnership interests, as the case may be, the value of the Interest Rate Protection Agreement and any funds and Permitted Investments credited to the LC Fee Collateral Account, the PFA and the Swap Reserve Account, as all such terms unless otherwise defined herein are defined in the Paying Agency Agreement) exceeds (b) the sum of the amount of the Company’s liabilities (excluding for this purpose the value of the Interest Rate Protection Agreement, all accrued fees and expenses payable to the LOC Provider to the extent recourse for such fees and expenses is limited to the LC Fee Collateral Account, and all accrued fees and expenses payable to the Paying Agent to the extent payment for such fees and expenses is reserved in the PFA, as all such terms unless otherwise defined herein are defined in the Paying Agency Agreement), is at least 3 percent of the aggregate principal amount of the Timber Note (such determination to be approved by the Board of Managers). For purposes of the determination referred to in the prior sentence, the Member Note or Transferee Member Note (as the case may be) shall be valued at face value, so long as the Member (or any transferee) provides to the Board of Managers and Seller a current certification of the Required Net Worth and such supporting documentation as is reasonably sufficient for the Board of Managers and Seller to verify such net worth and a certification that such Member or transferee is not aware of any liabilities, claims or obligations (contingent or otherwise) not otherwise taken into account in determining the Required Net Worth that, individually or in the aggregate, would reasonably be expected to result in the net worth of such Member or transferee being less than the Required Net Worth. For purposes of the determination referred to in this Section 19(b), the Time Deposit Accounts and the Timber Note each shall be valued at their respective outstanding principal amount.

Section 20. Books and Records.

The Member and its duly authorized representatives shall have the right to examine the Company’s books, records and documents during normal business hours. The Company’s books of account shall be kept using the generally accepted accounting principles in the United States as in effect from time to time. The Company’s independent auditor, if any, shall be an independent public accounting firm selected by the Member.

Section 21. Tax Status.

No election has been or shall be made to treat the Company as a corporation for federal, state or local income tax purposes. It is the intent of the Company and its Member that the Company will be disregarded as an entity separate from its Member for federal income tax purposes, as provided in Treas. Reg. § 301.7701-3, and for state and local income tax purposes.

Section 22. Other Business.

Notwithstanding any duty otherwise existing at law or in equity, the Member, the Special Member and any Independent Manager and any Affiliate of the Member or the Special Member or the Independent Managers may engage in or possess an interest in other business ventures of every kind and description, independently or with others, provided that the Company shall insure that no violation of Section 10(d) is thereby caused. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

Section 23. Exculpation and Indemnification.

(a) To the fullest extent permitted by applicable law, neither the Member nor any Special Member or Manager nor any Independent Manager nor any officer, director, manager, employee, agent or Affiliate of the foregoing (collectively, the “Covered Persons”) shall be liable to the Company or any other Person who is bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

(b) To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 23 by the Company shall be provided out of and to the extent of Company assets only, and neither Member, any Manager, nor any Special Member shall have personal liability on account thereof; and provided further, that so long as any Obligation is outstanding, no indemnity payment from assets of the Company (as distinct from funds from other sources, such as insurance) of any indemnity under this Section 23 shall be payable from assets in which any other Person has an interest pursuant to the Basic Documents.

(c) To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 23.

(d) Notwithstanding anything herein to the contrary, the obligations under Sections 23(b) and 23(c) shall be subordinated to the Company’s obligations under the Timber Note, the LOC and the LOC Reimbursement Agreement and shall not be paid (other than from funds available for distributions to Member pursuant to Section 19(b)) until the Obligations have been fully paid and the LOC has been cancelled.

(e) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(f) The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person to the Company or its members otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

(g) The foregoing provisions of this Section 23 shall survive any termination of this Agreement.

Section 24. Transfers; Assignments.

(a) The Member shall not sell, transfer, assign or otherwise dispose of (each, a “Transfer,” with such term excluding an “Encumbrance,” which is governed by Section 24(d)) its interest in the Company except in accordance with the provisions of this Agreement. Any purported Transfer by the Member (including any transferee thereof) of any interest not made strictly in accordance with the provisions of this Agreement shall, to the fullest extent permitted by law, be entirely null and void ab initio.

(b) So long as any Obligation is outstanding, the Member shall not Transfer its interest in the Company to the LOC Provider or any Affiliate thereof at any time.

(c) The Member shall not Transfer its interest in the Company to any other Person until a period of one year has elapsed from the Closing Date. Any Transfer by the Member (or any subsequent transferee) of its interest in the Company following such one year period shall be of its entire interest and shall be made only upon such transferee having executed and delivered

(i) to the Company, (x) an agreement to be bound by this Agreement reasonably satisfactory in form and substance to the Board of Managers and (y) if the Member Note (or the Transferee Member Note in the case of a Member other than the Initial Member) is to be distributed to the Member in connection with such Transfer, the Transferee Member Note as described in Section 16, together with such information regarding such transferee’s net worth as is required by Section 16; (ii) to Seller, pursuant to the Purchase Agreement, a written agreement, reasonably satisfactory in form and substance, of such transferee to comply thereafter with the obligations, covenants and representations of the Initial Member under this Agreement, and with the obligations of the Initial Member under Sections 10.9, 10.10 and 15.7 of the Purchase Agreement applicable to the Company and the Initial Member in its capacity as the Member, and such evidence as Seller may reasonably require to confirm that such transferee has met all of the requirements for a Transfer hereunder; and (iii) to Seller and to the LOC Provider (A) a certificate of the transferee that it is solvent on a pro forma basis as of the consummation of the Transfer and (B) a legal opinion in customary form that the transferee, as a debtor in bankruptcy, would not be substantively consolidated with the Company. Upon such execution and delivery, such transferee shall be admitted to the Company as a member of the Company and have all of the rights and be bound by all of the obligations hereunder of the Member and immediately following such admission the transferring Member shall cease to be a member of the Company.

(d) So long as any Obligation is outstanding, the Member shall not pledge, grant a security interest in or otherwise encumber (each, an “Encumbrance”) its interest in the Company without the prior written consent of Seller and the LOC Provider.

(e) Notwithstanding anything to the contrary contained herein, no Transfer or Encumbrance of any interest in the Company shall be permitted if such Transfer or Encumbrance would cause the Company to be treated as an association taxable as a corporation for U.S. federal income tax purposes, including pursuant to Section 7704 of the Internal Revenue Code of 1986, as amended.

Section 25. Resignation.

So long as any Obligation is outstanding, other than in connection with a Transfer pursuant to Section 24 of the Member’s entire limited liability company interest, the Member may not resign, except as permitted under the Basic Documents and if the Approval Condition and Section 26(f) are satisfied. If the Member is permitted to resign pursuant to this Section 25, an additional member of the Company shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement and satisfaction of the conditions to a Transfer of limited liability company interests to such additional member as set forth in Section 24. Such admission shall be deemed effective immediately prior to the resignation and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

Section 26. Dissolution.

(a) The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) following a Timber Note Payment Event, the Board of Managers,

acting together, unanimously vote for dissolution; (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act; or (iii) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event that terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement (including, without limitation Section 5(g)) or the Act. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes the Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by the Member of all of its limited liability company interest in the Company and the prior or simultaneous admission of the transferee pursuant to Section 24, or (ii) the resignation of the Member and the prior or simultaneous admission of an additional member of the Company pursuant to Section 25), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of such member in the Company.

(b) Subject to the provisions of the Act and, so long as any Obligation is outstanding, with the affirmative vote of the Independent Manager, the Board of Managers shall have the right to wind up the Company’s affairs in accordance with Section 18-803 of the Act (and shall promptly do so upon dissolution of the Company in accordance with Section 26(a)) and shall also have the right to act as or appoint a liquidating trustee in connection therewith.

(c) Upon the winding up of the Company, the assets shall be distributed in the manner provided in Section 18-804 of the Act.

(d) Upon the completion of the winding up of the Company and the distribution of the Company’s assets, the Member shall execute and file a Certificate of Cancellation in accordance with Section 18-203 of the Act.

(e) Notwithstanding any other provision of this Agreement, the Bankruptcy of the Member or a Special Member shall not cause the Member or Special Member, respectively, to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution. Notwithstanding any other provision of this Agreement, each of the Member and the Special Member waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of the Member or a Special Member or the occurrence of an event that causes the Member or a Special Member to cease to be a member of the Company.

(f) Except in the case of an assignment of its limited liability company interest to a new Member, the Member may not resign from the Company without the affirmative vote of all of the members of the Board of Managers, including, so long as any Obligation is outstanding, the Independent Manager.

(g) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(h) The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

Section 27. Waiver of Partition; Nature of Interest.

Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, each of the Member and each Special Member and Independent Manager hereby irrevocably waives any right or power that such Person might have to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. The Member shall not have any interest in any specific assets of the Company, and the Member shall not have the status of a creditor with respect to any distribution pursuant to Section 19 hereof. The interest of the Member in the Company is personal property.

Section 28. Benefits of Agreement.

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company (other than Seller) or by any creditor of the Member or a Special Member. The Member acknowledges and agrees that Covered Persons and Seller shall be intended beneficiaries of the provisions of this Agreement and that Seller may assign its rights hereunder to any subsequent holder of the Timber Note.

Section 29. Severability of Provisions.

Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 30. Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 31. Binding Agreement.

Notwithstanding any other provision of this Agreement, the Member agrees that this Agreement, including, without limitation, Sections 7, 8, 9, 14, 19, 23, 24, 25, 26, 27, 28, and 33, constitutes a legal, valid and binding agreement of the Member, and is enforceable against the Member in accordance with its terms.

Section 32. Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

Section 33. Amendments.

Subject to Sections 9(e) and 10, this Agreement may be modified, altered, supplemented or amended pursuant to a written agreement executed and delivered by the Member. Notwithstanding anything to the contrary in this Agreement, so long as any Obligation is outstanding, this Agreement may not be modified, altered, supplemented or amended unless the Approval Condition is satisfied except to cure any ambiguity.

Section 34. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

Section 35. Notices.

Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address in Section 2, (b) in the case of the Member, to the Member at its address as listed on Schedule B attached hereto and (c) in the case of either of the foregoing, at such other address as may be designated by written notice to the other party.

Section 36. Effectiveness.

Pursuant to Section 18-201(d) of the Act, this Agreement shall be effective as of the 30th day of October, 2006.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Amended and Restated Limited Liability Company Agreement as of the 30th day of October, 2006.

MEMBER:

TIMBERSTAR SOUTHWEST PARENT LLC, a Delaware limited liability company

By:
Name:	Jerrold Barag
Title:	Managing Director

INDEPENDENT MANAGER:

Camilia M. Denny

[Amended and Restated Limited Liability Company Agreement of Timberstar Southwest LLC]

S-1

SCHEDULE A

Definitions

A. Definitions

When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” has the meaning set forth in the preamble to this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of the Company, together with the schedules attached hereto, as amended, restated or supplemented or otherwise modified from time to time.

“Approval Condition” means (i) prior to the payment in full of all obligations pursuant to the LOC and the LOC Reimbursement Agreement, to the extent required by the terms and conditions of the LOC Documents, the related LOC Provider has consented in writing to such action, and (ii) prior to payment in full of the Timber Note, Seller has consented in writing to such action.

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Basic Documents” means, collectively, the IP Documents, and the LOC Documents.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on March 30, 2006, as amended or amended and restated from time to time.

“Closing Date” shall mean October 30, 2006.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means TimberStar Southwest LLC, a Delaware limited liability company.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Covered Persons” has the meaning set forth in Section 23.

“Excess Capital” has the meaning set forth in Section 8(j).

“Exit Event” means any sale or disposition of all or substantially all of the property rights and assets of the Company and its subsidiaries (taken as a whole), recapitalization, extraordinary dividend or distribution, merger or business combination, consolidation, issuance and sale of equity interests, initial public offering or other similar business combination or transaction or significant liquidity event.

“Independent Manager” means a natural person who shall be a duly appointed manager who, at the time of his or her appointment and during the continuation of his or her service as Independent Manager shall not be, and at any time during the preceding five (5) years shall not have been: (a) a director, officer or employee of the Member or an Affiliate thereof, or of any major creditor thereof, (b) a supplier (other than an Independent Manager provided by a corporate services company that provides independent directors in the ordinary course of its business), an immediate family member (i.e. parent, descendant, spouse or sibling), manager or contractor of the Member or an Affiliate thereof, (c) the direct or indirect beneficial owner, at the time of such person’s appointment as a Independent Manager or at any time thereafter while serving as Independent Manager, of any of the limited liability company interests in the Member or more than 10% of the outstanding equity interests of an Affiliate thereof, or (d) a person who Controls, is Controlled by or under common Control with, whether directly, indirectly or otherwise, the Member, an Affiliate or any major creditor, supplier, employee, officer, director, manager or contractor of the Member or an Affiliate. The term “major creditor” shall mean a Person to which the Member or an Affiliate thereof has outstanding indebtedness for borrowed money in a sum sufficiently large as would reasonably be expected to influence the judgment of the proposed Independent Manager adversely to the interests of the Member when such Person’s interests are adverse to those of the Member or an Affiliate thereof. Each Independent Manager is a “manager” of the Company within the meaning of the Act.

“Interest Rate Protection Agreement” means that certain ISDA Master Agreement, including the Schedules and Credit Support Annex thereto, dated as of October 30, 2006, by and between the Company and JP Morgan Chase Bank, N.A., as the counterparty, together with any amendments, supplements or restatements thereof or replacements therefor.

“IP” means International Paper Company, a New York corporation.

“IP Documents” means, collectively, (i) the Purchase Agreement, (ii) the Timber Note, (iii) the Paying Agency Agreement, and (iv) such other assignments, certificates, instruments, agreements, or other documents as may be required to effectuate the transactions contemplated by the Purchase Agreement.

“LOC” shall mean the letter(s) of credit to be obtained by the Company to secure the Company’s obligations under the Timber Note and to support the timely payment of principal and interest on the Timber Note.

“LOC Documents” shall mean any and all assignments, certificates, instruments, agreements, or other documents that may be required by the LOC Provider in connection with the issuance of the LOC, including, without limitation, the LOC Reimbursement Agreement and the Time Deposit Accounts Pledge.

“LOC Provider” shall mean any issuer of an LOC. The initial LOC Provider is The Royal Bank of Scotland plc, a limited liability company incorporated in Great Britain and registered under the law of Scotland.

“LOC Reimbursement Agreement” shall mean any agreement by and between the Company and the LOC Provider pursuant to which the Company agrees to reimburse the LOC Provider for any draws on the LOC.

“Major Decision” shall mean to commit to, authorize, engage or do any of the following: (a) approve the Company’s budget or its annual business, operating, expenditure and management plan (the “Budget”) or material deviations therefrom, provided that if for any year the Budget is not fully agreed upon, the Company shall be authorized to expend those amounts that have been approved by the Board of Managers, that are required for fixed costs such as utilities, real estate taxes, approved financing costs, costs of auditors and costs of employees, and that are required for the Company to repay its Obligations in accordance with their terms, to operate and comply with all agreements to which the Company or any of its subsidiaries is a party, to effectuate the master harvest schedule or harvest plan then in effect, to protect its assets or to comply with applicable law; (b) make, or permit any subsidiary to make, any capital expenditures or commitments therefor (including, but not limited to, entering into any capital leases) in any fiscal year in excess of, in the aggregate, on a consolidated basis, 120% of the amounts therefor specified in such fiscal year’s approved Budget; (c) except as required to consummate the transactions contemplated pursuant to the Purchase Agreement, authorize any capital calls, authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of any notes or debt securities containing equity features (including, but not limited to, any notes or debt securities convertible into or exchangeable for equity securities, issued in connection with the issuance of equity securities or containing profit participation features), any equity securities (or any securities convertible into or exchangeable for any equity securities), or any capital appreciation or profit participation rights (other than bonus compensation paid to employees of the Company or any of its subsidiaries as approved by the Board of Managers); (d) except for Permitted Indebtedness (but not including material modifications thereto), create, incur, assume or suffer to exist, or permit the Company and its subsidiaries, taken as a whole, to create, incur, assume or suffer to exist, indebtedness in an aggregate amount exceeding $5,000,000 at any time, other than trade debt in the ordinary course of business, or authorize or enter into any such material modification to the Permitted Indebtedness; (e) other than pursuant to an Exit Event approved pursuant to Section 10.3 of the Holdco Operating Agreement, or other than in connection with dispositions of assets in the ordinary course of business or pursuant to agreements entered into by the Company or any subsidiaries in accordance with the terms hereof, or in connection with dispositions of assets (other than land or timber) not used or expected to be used in the operation of the business of the Company or any of its subsidiaries, sell, lease or otherwise dispose of, or permit any subsidiary to sell, lease or otherwise dispose of (including, but not limited to, pursuant to a lease transaction), its assets; (f) other than pursuant to an Exit Event approved pursuant to Section 10.3 of the Holdco Operating Agreement, merge, acquire or consolidate with any Person or permit any subsidiary to merge, acquire or consolidate with any Person (other than, in the case of a subsidiary, with or into the Company or any other subsidiary) or otherwise acquire or lease all or substantially all of the assets or equity of any Person; (g) approve or enter into any supply agreements (other than the supply agreements entered into with IP) or material amendments to any supply agreements (including those with IP), or material amendments to the master harvest schedule or harvest plan then in effect, other than those arising out of force majeure conditions; (h) enter into, or permit any subsidiary to enter into, any transaction with, or payment to, any officer, member of the Board of Managers or equity holder of the Company, any of their respective Affiliates, or any entity in which any officer, member of the Board of Managers or equity holder of the Company or any of their respective Affiliates has a material interest; provided, however, nothing in this clause shall be deemed to prohibit transactions between the Company and its subsidiaries or between such subsidiaries; (i) except for the agreements that are exhibits to the Purchase Agreement and in connection with an Exit Event approved pursuant to Section 10.3 of the Holdco Operating Agreement, approve or enter into any material agreements or commitments (including, but not limited to, property management agreements) or material amendments thereto; provided, however, that a decision to terminate or modify the consulting agreement with TimberStar Southwest Management Advisor LLC or its successors and assigns shall be a Major Decision; (j) approve or make any material modifications to, grant waivers of or fail to enforce, by the Company or any of its subsidiaries, the Purchase Agreement and the exhibits thereto, or any agreements relating to the acquisition contemplated pursuant to the Purchase Agreement; (k) make any amendment to this Agreement or the Certificate of Formation of the Company; (l) other than pursuant to an Exit Event approved pursuant to Section 10.3 of the Holdco Operating Agreement, declare or pay, or permit any subsidiary to declare or pay, any distributions not permitted under the Holdco Operating Agreement, or make or permit any subsidiary to make, any distributions not permitted under the Holdco Operating Agreement upon any of its equity securities, or repurchase, or cause any subsidiary to repurchase, any of its equity securities; (m) approve any Exit Event, other than an Exit Event approved pursuant to Section 10.3 of the Holdco Operating Agreement; (n) other than in connection with an Exit Event approved pursuant to Section 10.3 of the Holdco Operating Agreement, and additionally subject to Section 10(c), to the fullest extent permitted by law, liquidate, dissolve or effect a recapitalization or reorganization of the Company in any form of transaction, file, or authorize the filing for a subsidiary, for bankruptcy protection, make (or authorize in respect of a subsidiary) an assignment for the benefit of its creditors or agree or consent to (or authorize in respect of a subsidiary) a composition, reorganization or arrangement with its creditors; (o) approve the hiring or termination by the Company or any of its subsidiaries of any senior employee, approve or enter into any employment agreements with any employees, and approve any incentive plans, discretionary bonus awards (in the aggregate), severance plans and other benefit arrangements, or approve the hiring (by any subsidiary of iStar Financial Inc. that presently holds, directly or indirectly, an ownership interest in Holdco) of any employee substantially all of whose time is dedicated to the management of the Company’s business and any decisions relating to the responsibilities and compensation of such Person if the compensation of such Person is to be reimbursed by the Company or any of its subsidiaries; (p) initiate or settle, or cause the initiation or settlement of, any material litigation or claims involving the Company or any of its subsidiaries; or (q) take any action resulting in a material change in the Company’s business as presently contemplated. For avoidance of doubt and notwithstanding any provision to the contrary contained herein, the affirmative vote of the Independent Manager on the Board of Managers shall be required only for those Major Decisions, if any, that would also constitute Material Action(s) hereunder.

“Material Action” means to consolidate or merge the Company with or into any Person, or sell all or substantially all of the assets of the Company, or to institute proceedings to have the Company be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company or file a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or make any assignment for the benefit of creditors of the Company, or admit in writing the Company’s inability to pay its debts generally as they become due, or take action in furtherance of any such action, or to dissolve or liquidate the Company (provided, however, that the foregoing shall not apply with respect to any dissolution arising or occurring pursuant to Section 18-802 of the Act or otherwise required to occur pursuant to any applicable law), or to take any action or expressly consent to any omission which action or omission would reasonably be expected to result in the acceleration or early maturity of the Timber Note. For the purposes of this Agreement, neither a Timber Entity Ownership Interest Transfer nor a Time Deposit Accounts Pledge shall be deemed a Material Action.

“Member” means TimberStar Southwest Parent LLC, a Delaware limited liability company, as the initial member of the Company, and includes any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company; provided, however, the term “Member” shall not include any Special Member.

“Member Note” has the meaning set forth in Section 16.

“Obligation” shall mean the indebtedness, liabilities and obligations of the Company under or in connection with the Timber Note or the LOC Documents as of any date of determination.

“Paying Agent” means The Bank of New York, a New York banking corporation, and its successors and assigns.

“Paying Agency Agreement” shall mean that certain Paying Agency Agreement, dated as of October 30, 2006, by and among the Company, the LOC Provider, the Paying Agent and JP Morgan Chase Bank, N.A., the counterparty under the Interest Rate Protection Agreement, together with any amendments, supplements or restatements thereof or replacements therefor.

“Permitted Indebtedness” means the Timber Note, the Obligations and all other indebtedness permitted pursuant to Section 10(f)(iii).

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

“Purchase Agreement” shall mean that certain Purchase Agreement dated as of April 4, 2006, by and among Seller, Member, the Company and certain Affiliates of the Company provided for therein, pursuant to which the Company and/or such Affiliates shall agree to purchase the Timberlands, together with any amendments, supplements or restatements thereof or replacements therefor.

“Required Net Worth” has the meaning set forth in Section 16.

“Seller” means Sustainable Forests L.L.C., and any successor holder of the Timber Note, provided that the Company has been given written notice by the last holder thereof as to the identity and address of the successor holder, with the Company being entitled to rely, without further inquiry, upon any such written notice.

“Special Member” means, upon such person’s admission to the Company as a member of the Company pursuant to Section 5(g), a person acting as Independent Manager, in such person’s capacity as a member of the Company. A Special Member shall only have the rights and duties expressly set forth in this Agreement.

“Timber Entities” means the entities that are formed for the purposes described in Section 1.2 of the Purchase Agreement, and any successor to each such entity; provided, however, that all references in this Agreement to the Timber Entities shall be deemed to include (i) those limited partnerships that are directly or indirectly wholly owned by the Company and that are organized inter alia for the purpose of owning and/or operating the Timberlands, and (ii) those limited liability companies that are directly wholly owned by the Company and that are organized to serve as the general partners of the entities described in the foregoing clause.

“Timber Entities Distributions” has the meaning set forth in Section 8(c).

“Timber Entity Ownership Interest Transfer” means any Transfer by the Company of all or part of the limited liability company and/or partnership interests, as the case may be, in the Timber Entities from and after the first (1st) anniversary of the Closing Date.

“Timber Note” means one or more installment notes payable to Seller representing a portion of the purchase price payable under the Purchase Agreement.

“Timber Note Payment Event” has the meaning set forth in Section 8(o).

“Timberlands” means certain timberlands located in Arkansas, Texas, and Louisiana and other related personal and real property to be conveyed by Seller or its affiliates to the Timber Entities pursuant to the Purchase Agreement.

“Time Deposit Accounts” has the meaning set forth in Section 8(f).

“Time Deposit Accounts Pledge” shall mean a pledge or pledges by the Company to the LOC Provider of the Time Deposit Accounts as additional security for the Company’s obligations under the LOC Documents.

“Transfer” has the meaning set forth in Section 24(a).

“Transferee Member Note” has the meaning set forth in Section 16.

B. Rules of Construction

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

SCHEDULE B

Member

Name	Mailing Address	Capital Contribution	Membership Interest
TimberStar Southwest Parent LLC FEI #20-4615869	c/o TimberStar Southwest Manager LLC 8570 Business Park Dr. Shreveport, LA 71105	Cash: $810,246,428.48 Member Note: $15,949,398.20	100%

B-1

EXHIBIT C—FIRST AMENDMENT TO PURCHASE AGREEMENT

EXHIBIT M

MASTER STUMPAGE AGREEMENT

This MASTER STUMPAGE AGREEMENT (the “Stumpage Agreement”) made and entered into on this, the      day of [            ], 2006, by and between TimberStar [            ] I LP, a Delaware limited partnership (“Timber LP I”) and TimberStar [            ] II LP, a Delaware limited partnership (“Timber LP II” and, together with Timber LP I, “Seller”) and TimberStar [            ] TRS LP, a Delaware limited partnership (herein called the “Buyer”).

W I T N E S S E T H:

That for and in consideration of the sum of Ten Dollars and other good and valuable considerations exchanged the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

SECTION 1: SALE OF MERCHANTABLE TIMBER. Seller contracts and agrees to sell to Buyer, and Buyer contracts and agrees to buy from Seller, merchantable pulpwood, logs, timber and other forest products (“Timber”) as more specifically set forth on Exhibit A, which Timber shall be harvested from the timberlands described on Exhibit B attached hereto and incorporated herein by reference (the “Timberlands”).

SECTION 2: CUTTING AND REMOVAL OF TREES. Seller contracts and agrees that Buyer shall have the right to take such actions as shall be necessary for Buyer to cut and remove, and Buyer contracts and agrees to so cut and remove, the Timber in the volumes herein contemplated from the Timberlands.

SECTION 3: PER-UNIT PURCHASE PRICE AND PAYMENT PROCEDURE. The per-unit prices of the Timber shall be initially set forth on Exhibit C attached hereto and incorporated herein by reference and shall be subject to adjustment upon the agreement of the parties from time to time and in any event not less frequently than price adjustments required under that certain [Log] [Pulpwood] Supply Agreement by and between International Paper Company and Buyer related to the Timberlands the (“Supply Agreement”). To the extent the parties are unable to agree upon the adjusted prices, the disputed items shall be settled by binding arbitration as set forth in Section 19 below.

(a) Retained Economic Interest by Seller. Buyer shall pay Seller for the Timber cut by Buyer at the per-unit rates stated above as follows:

(i) Determination of Monthly Cutting. Buyer shall deliver to Seller monthly, within seventeen (17) days following the end of the month during which cut Timber has been sold, weight tickets, scale tickets and such other documents as shall be necessary for Seller to determine the volume of Timber cut by and sold to Buyer under this Stumpage Agreement. The consideration allocable to the

Timber sold during such monthly period owing by Buyer to Seller shall then be computed by the parties by multiplying the per-unit prices set forth on Exhibit C (as adjusted pursuant to this Section 3) multiplied by the number of units sold for each product listed on Exhibit A during such monthly period.

(ii) Payment Procedure. Buyer shall pay to Seller monthly, on or before the seventeenth (17th) of such month the consideration allocable to the cut Timber sold two months previously determined as set forth in subparagraph (i) above. For example, payment for cut Timber sold during the month of October shall be due on or before December 17.

SECTION 4: CUTTING SPECIFICATION. For purposes of this Stumpage Agreement, the Timber specifications shall be as set forth on Exhibit A attached hereto and incorporated herein by reference.

SECTION 5: CUTTING PERIOD. This Stumpage Agreement shall terminate and expire upon October     , 20[36][56] unless the parties otherwise agree in writing.

SECTION 6: INTENTIONALLY DELETED.

SECTION 7: FAILURE TO PAY FOR TIMBER CUT. In the event Buyer should fail to pay to Seller any amounts due for timber cut hereunder, the volume of such timber by species and products shall be determined by a timber cruise performed by Seller, or its agent, the cost thereof to be paid by Buyer. The amount so determined to be due from Buyer to Seller for such cut but unpaid for timber shall be based on those prices as set forth on Exhibit C (as adjusted pursuant to Section 3 hereof).

SECTION 8: RETENTION OF TITLE BY SELLER. Seller shall retain title to each tree subject to this Stumpage Agreement until such time as such tree is severed by Buyer. Until transfer of title to Buyer hereunder, Seller shall bear all risks of loss or damage to any tree, unless the loss or damage so such tree is caused by Buyer or Buyer’s agent, servant, employees or independent contractors. After severance, title to any tree so cut shall be in Buyer, except that Seller shall retain a lien until the same shall be paid for in full as herein provided. Without releasing the liability of any party to this Agreement, the lien, if any, encumbering the Timber sold to Buyer shall, without further action of the parties, be deemed automatically released with respect to any cut Timber sold to a person or entity not affiliated with the Buyer. Buyer hereby expressly authorizes the Seller to file, from time to time, such Uniform Commercial Code financing statements and continuation statements as Seller may, from time to time, determine is necessary to perfect and continue to perfect its liens

SECTION 9: RISK OF LOSS. In the event any tree for sale hereunder is damaged so as to be unmerchantable or is destroyed by fire, wind, flood, lightening, drought, disease, insect attacks, theft, trespass, condemnation or other casualty, the party holding title thereto shall bear the loss resulting from such damage or destruction. In the event such damage or destruction occurs while title to timber so damaged or destroyed is vested in Seller, Buyer shall be relieved

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of its obligations hereunder to cut and buy the tree so damaged or destroyed and Seller shall be under no obligation to sell, or Buyer to cut and buy, any other trees in lieu of that so damaged or destroyed.

SECTION 10: COVENANTS OF SELLER. Seller covenants (i) that it is fully authorized and empowered to enter into this Stumpage Agreement, and to offer for sale and to sell the Timber subject to this Stumpage Agreement, (ii) that the Timber subject to this Stumpage Agreement is, or when sold shall be, free and clear, of all liens and encumbrances, (iii) that Seller, and its successors and assigns, shall and will forever defend title to the timber subject to this Stumpage Agreement.

SECTION 11: ACCESS TO TIMBER AND LANDS. During the term of this Stumpage Agreement, Seller contracts and agrees that Buyer, its agents, employees, licensees and invitees, shall, for purposes of entering the Timberlands and cutting and removing the trees, and for the further purpose of Buyer meeting its obligations with respect to the maintenance of the lands under the Supply Agreement, have the right of reasonable access, ingress and egress to go over and across (i) the Timberlands and (ii) other lands of Seller as may be reasonably necessary or required by Buyer to cut and remove the trees for sale hereunder and meet its obligations under the Supply Agreement.

SECTION 12: COVENANTS OF BUYER. Buyer covenants and agrees (i) to cut and remove the Timber in a good and workmanlike manner, (ii) to take all reasonable precautions necessary to guard against destructive logging practices, (iii) to utilize every reasonable effort to obtain the maximum yield from each tree, and (iv) to conform to all applicable laws and regulations, including without limitations any environmental regulations.

SECTION 13: FIRE SUPPRESSION AND DAMAGE. Buyer covenants and agrees to take reasonable precautions against fire and to take all actions necessary to suppress any fire which occurs on the land during the Buyer’s presence on the Timberlands. The Buyer shall also be liable for any damages to the Seller occurring as a result of any fire attributable to Buyer’s activities.

SECTION 14: ASSIGNMENT BY BUYER. Buyer may assign or transfer any portion of the cutting rights to the Timber to a third party under the full terms and conditions hereof, but Buyer shall, in all events, be directly responsible to Seller for all the actions of any contracting third party, employee, assignee, contractor or subcontractor. Buyer further contracts and agrees to assume all liability for, and shall indemnify, protect and hold harmless the Seller against, all claims, demands, or causes of action, including the cost of defending the same, of every nature whatsoever arising out of or resulting from in any manner the operation of the Buyer or any contracting third party, employee, assignee, contractor or subcontractor under this Stumpage Agreement, and to assume, bear and pay, or have paid, all wages, workmen’s compensation claims, or any and all claims or obligations imposed on it by reason of the Buyer’s operation under this Stumpage Agreement. Seller hereby consents to the assignment, under the circumstances set forth in Section 7(d) of the Supply Agreement, of Buyer’s rights hereunder to

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International Paper Company or its permitted successors and assigns under the Supply Agreement.

SECTION 15: ASSIGNMENT BY SELLER. Seller may, without the consent of the Buyer, assign, pledge, or grant a security interest in, this Agreement to any mortgagee or transferee of the Timberlands.

SECTION 16: NOTICES AND PERMITS. Seller shall be responsible for providing any notices to governmental agencies required in connection with harvesting timber and for obtaining any necessary governmental permits to carry out the purposes of this Agreement.

SECTION 17: INDEMNIFICATION. Buyer shall indemnify and hold Seller harmless from any and all liability whatsoever for damages to any person or thing, and from any loss, damage or expense, including reasonable attorneys’ fees and other costs of litigation, arising out of or connected with the Buyer’s performance of this Stumpage Agreement, including, but not limited to, claims arising from Buyer’s negligence, acts or omissions, or the negligence, acts or omissions of Buyer’s agents, employees, contractors or subcontractors.

SECTION 18: DESTRUCTIVE LOGGING OPERATIONS. If Seller determines that destructive logging operations are occurring, or if ground conditions are such that continued logging operations would cause excessive damage to Seller’s land or timber unless cutting operations are suspended, then Seller shall be entitled, at its election, to postpone cutting operations hereunder by giving a written notice of such postponement to the Buyer.

SECTION 19: ARBITRATION. If the parties are unable to agree upon the price adjustments called for in this agreement, the parties shall endeavor, in good faith, to resolve such dispute between themselves. If the parties are unable to resolve the dispute, it shall be submitted to arbitration, pursuant to the Rules of Commercial Arbitration of the American Arbitration Association. Any such arbitration shall be conducted by a single arbitrator whose decisions hall be final. The parties shall first attempt to agree on the selection of the arbitrator, and, if they cannot agree within 14 days after it becomes necessary to submit the dispute to arbitration, either party may request the American Arbitration Association to appoint the arbitrator. In all cases, the arbitrator shall be a person knowledgeable about sales of timber in the geographic area involved in the dispute. The arbitrator shall be instructed to schedule all proceedings so that, if possible, a decision may be reached and communicated to the parties within 45 days after the appointment of the arbitrator. All expenses of the arbitration shall be divided equally between the parties, except that each party shall bear the expense of its own counsel and the expense of the preparation of its presentation.

SECTION 20: LEGAL ACTIONS. In the event that either party hereto shall breach this Stumpage Agreement, the party required to enforce the provisions hereof in any court of law shall be entitled to recover from the defaulting party, in addition to any other damages allowable by law, attorney fees and other costs and expenses incurred.

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SECTION 21: ENTIRE UNDERSTANDING. This Stumpage Agreement constitutes the entire understanding between the parties with respect to the subject matter and shall supersede all prior agreements, options and understandings between the parties with respect to such subject matter. This Stumpage Agreement is intended to qualify as a cutting contract with the Seller eligible for the treatment as an owner provided in Section 631(b) of the Internal Revenue Code of 1986, as amended, and, to the extent possible, shall be interpreted so as to comply with such intent.

SECTION 22: HEADINGS. The headings of the paragraphs of this Stumpage Agreement, where employed, are for the convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meanings of the parties.

SECTION 23: GOVERNING LAW. This Agreement and the obligations of the parties hereunder shall be interpreted, construed and enforced in accordance with the laws of the state in which the Timberlands are located applicable to agreements to be performed entirely within such state, including all matters of construction, validity and performance, without regard to principles of conflicts of law thereof.

SECTION 24: NOTICES. Any notice given pursuant to or in connection with this Agreement shall be in writing and delivered by way of (i) first class mail postage prepaid, (ii) recognized national courier or (iii) fax, in each case to the address set forth below for the party to whom it is intended:

Seller:

TimberStar [ ] I LP TimberStar [ ] II LP c/o TimberStar Southwest Manager LLC 8570 Business Park Drive, Suite 200 Shreveport, Louisiana 71105
Attention: Hugh McManus Telephone: (318) 629-1830 Fax: (318) 629-1850

With a copies to:

TimberStar Operating Partnership LP
1600 RiverEdge Parkway, Suite 810
Atlanta, Georgia 30328
Telephone: (678) 339-2070
Fax: (678)339-2071

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iStar Financial Inc.
1114 Avenue of the Americas
27th Floor
New York, New York 10036
Attention: Kelly Wachowicz
Telephone: (212) 930-9400
Fax: (212) 930-9494

Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, Illinois 60661
Attention: Kenneth Jacobson, Esq.
Telephone: (312) 902-5200
Fax: (312) 902-1061

Buyer:

TimberStar Nacogdoches TRS LP

c/o TimberStar Southwest Manager, LLC

8570 Business Park Drive, Suite 200

Shreveport, Louisiana 71105

Attention: Hugh McManus

Telephone: (318) 629-1830

Fax: (318) 629-1850

With a copies to:

TimberStar Operating Partnership LP
1600 RiverEdge Parkway, Suite 810
Atlanta, Georgia 30328
Telephone: (678) 339-2070
Fax: (678)339-2071

iStar Financial Inc. 1114 Avenue of the Americas 27th Floor
New York, New York 10036
Attention: Kelly Wachowicz
Telephone: (212) 930-9400
Fax: (212) 930-9494

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Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, Illinois 60661
Attention: Kenneth Jacobson, Esq.
Telephone: (312) 902-5200
Fax: (312) 902-1061

SECTION 25: SUCCESSORS AND ASSIGNS. This Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties and their respective successors and assigns as if such were specified at length throughout this Agreement.

SECTION 26: NO THIRD PARTY BENEFICIARY. This Agreement is intended for the exclusive benefit of the parties and their permitted successors and assigns, and nothing herein is intended to confer on any other party any right or remedy, whether as a third party beneficiary or otherwise. The foregoing notwithstanding, International Paper Company and its permitted successors and assigns under the Supply Agreement are each intended beneficiaries of this Agreement for the sole purpose of enforcing their rights to purchase Timber under the Supply Agreement. For the purposes of this paragraph, it is agreed by the parties that it shall be a breach of this Agreement if Seller shall fail to sell Timber to Buyer in amounts at least sufficient for Buyer to satisfy its obligations under the Supply Agreement.

SECTION 27: COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall comprise but a single instrument. To expedite the transaction contemplated herein, telecopied or facsimile signatures may be used in place of original signatures on this Agreement. Seller and Purchaser intend to be bound by the signatures on the telecopied document, are aware that the other party will rely on the telecopied signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of signature.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, Seller and Buyer have each caused this Master Stumpage Agreement to be executed by their duly authorized officers, each as of the date first above written.

TIMBERSTAR [ ] I LP,
a Delaware limited partnership

By:	TIMBERSTAR [ ] I GP LLC, a Delaware limited liability company, its General Partner

By:
	Name:	Jerrold Barag
	Title:	Managing Director

TIMBERSTAR [ ] II LP, a Delaware limited partnership

By:	TIMBERSTAR [ ] II GP LLC, a Delaware limited liability company, its General Partner

By:
	Name:	Jerrold Barag
	Title:	Managing Director

BUYER

TIMBERSTAR [ ] TRS LP, a Delaware limited partnership

By:	TIMBERSTAR [ ] TRS GP LLC, a Delaware limited liability company, its General Partner

By:
	Name:	Jerrold Barag
	Title:	Managing Director

EXHIBIT A

Timber Specifications

EXHIBIT B

Description of the Timberlands

EXHIBIT C

Pricing